EXHIBIT 99.1

                             [FIBERCORE INC. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                         FIBERCORE REPORTS 2002 RESULTS


CHARLTON, MASS - MAY 19, 2003 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced results for the fourth quarter and year ended December 31, 2002

The Company filed its annual report on Form 10-K with the SEC late due to delays in finalizing the results from its foreign subsidiaries. This resulted in the Company being notified on April 17 that it would be delisted from the Nasdaq Smallcap Market effective April 28, 2003 as further discussed in the Company's earlier release of April 23, 2003. The delisting action has been deferred pending a hearing that the Company requested which will be held on May 22, 2003. The Company received an opinion from its auditors, Deloitte & Touche LLP, that questioned the Company's ability to continue as a going concern and the Company is actively pursuing additional financing, debt restructuring and further cost reductions to improve its liquidity situation. The Company must raise approximately $5 million in additional financing soon and/or restructure some of its obligations to address its liquidity crisis. The Company is also attempting to renegotiate the terms on approximately $18 million in short-term debts and notes payable.

For 2002, sales decreased by 51% to $25.5 million from $52.4 million in 2001. This was attributable to the dramatic downturn in the telecommunications industry that began in 2001 and continued throughout 2002. Based on industry sources, fiber optic cable market volumes dropped in 2002 from 2001 levels by approximately 65% in the US and 70% in Western Europe, where most of the Company's customers are located. During this period worldwide shipments dropped by 50%, and the value of the market dropped even further when price reductions are considered. The Company incurred a net loss for 2002 of $31.1 million, or $0.48 per share, compared to net income of $0.5 million, or $0.01 per share in 2001. The 2002 results contain a number of charges for restructuring and the write-off of certain assets on its balance sheet. These charges total $14 million including the write-off of goodwill, patents, inventory write-downs, restructuring charges, and an additional $1.7 million for non-cash interest expense.

The gross profit for the year was a negative $0.2 million, or 1% of sales, in 2002 as compared to a gross profit of $16.3 million, or 31% of sales, in 2001. The lower margin was primarily due to the substantially lower level of sales combined with significantly lower selling prices. The gross margin was 6% during the first nine months of 2002 but was further negatively impacted in the

                                    --More--



FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 2


fourth quarter as the Company wrote down $1.9 million in inventory and sold some of its lower grade inventory below production costs.

The Company incurred an operating loss of $22.6 million in 2002 as compared to an operating profit of $5.4 million in 2001. This loss includes $14 million in write-downs of assets and restructuring charges described above. Net income was further negatively impacted by higher interest expenses associated with the Company's recent expansion activities, non-cash interest expense of $1.7 million associated with the convertible debentures the Company issued during the first half of 2002 and by foreign exchange losses of $4.3 million incurred primarily during the second and third quarters by the Company's Brazilian subsidiary.

Sales in the fourth quarter of 2002 decreased by 44% to $5.2 million from $9.2 million in the year ago period, and were down 15% from the third quarter of 2002. Sales continued to be negatively impacted by reduced demand in the single-mode fiber market and by reduced pricing in all markets.

The Company reported a net loss of $16.7 million, or $0.24 per share, in the fourth quarter of 2002. The fourth quarter included $12.7 million in charges described above. This compares to a net loss of approximately $3.3 million, or $0.05 per share, in the year ago quarter.

Gross profit in the quarter was a negative $1.4 million, compared to a negative gross profit of $0.6 million in the year ago period. FiberCore's gross margin was severely impacted by $1.9 million of inventory write-downs during the quarter.

Dr. Aslami, President and CEO commented, "2002 was a difficult year for FiberCore, as it was for most companies in our industry. After making significant investments in acquisitions and capacity expansion during 2000 and 2001, we were faced with an unprecedented collapse in demand for single-mode fiber and the ensuing price declines not only for single mode fiber, but for multimode fiber as well. With the sudden reduction in capital expenditures by the telecom carriers that began in 2001 and the related high levels of inventory being maintained by the major fiber and cable manufacturers at that time, we experienced declines in both demand and pricing for our single-mode fiber. Offsetting some of the decline in the single-mode business, we were able to grow our multimode fiber business with a volume increase of 45% and a revenue increase of 32%. As a result of these trends, multimode sales contributed approximately two-thirds of 2002 revenues as compared to one-quarter of revenues in 2001."

"If we can resolve our liquidity issues, we believe we are well positioned for the industry's recovery when it does occur, as our focus is primarily on feeder loop, premise, and the "last mile" applications, which are expected to lead the recovery in the optical fiber markets. The long-haul market recovery is expected to be much slower, but FiberCore is not a major player in this field, especially in the US and Europe" added Dr. Aslami.

                                    --More--

FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 3

"During 2002 and early in 2003, we have worked diligently to reduce our cost structure significantly and have made major steps in technology improvements, including implementing our plasma technology to reduce our production costs and improve our product capabilities. The Company continues to work through a period of tight liquidity resources and has not yet concluded any of the financing alternatives we discussed in our last update on April 3. While sales have picked up during the past six weeks, the Company is still in need of completing a financing package quickly to meet its obligations. While I cannot make any assurances, we are in ongoing discussions with several groups to provide funding to the Company in the near-term, including negotiating the terms of the investments," concluded Dr. Aslami. "Assuming we successfully resolve our liquidity issues, we expect significant operating and cash flow improvement in our operation, and a return to profitability in 2004."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACTS:

AT THE COMPANY:                           AT FRB|WEBER SHANDWICK:
--------------                            ----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
Robert Lobban, CFO                        Peter Seltzberg - Analyst Info.
508/248-3900                              Judith Sylk-Siegel - Media Info.
                                          212/445-8400

                           --Financial Tables Follow--


FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 4

                                 FIBERCORE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (Dollars in thousands except share data)


                                                               Three Months Ended                              Year Ended
                                                                   December 31,                               December 31,
                                                              2002               2001                  2002                 2001
                                                   -----------------------------------------------------------------------------
Net sales                                                   $5,191             $9,247               $25,557             $52,362
Cost of sales:
    Cost of sales                                            4,648              9,879                22,206              36,084
    Restructuring costs                                                           ---                   197                 ---
    Write-down of inventory                                  1,922                ---                 3,388                 ---
                                                   ----------------    ---------------    ------------------    ----------------
Total cost of sales                                          6,571              9,879                25,791              36,084
         Gross profit (loss)                                (1,379)              (632)                 (234)             16,278

Operating expenses:
   Selling, general and administrative expenses              2,501              2,480                10,061               8,692
   Research and development                                    508                665                 1,877               2,189
   Restructuring costs                                         ---                ---                   103                 ---
   Write-off of goodwill                                     7,313                ---                 7,313                 ---
   Write-off of patents                                      2,972                ---                 2,972                 ---
                                                   ----------------    ---------------    ------------------    ----------------
         Income (loss) from operations                     (14,673)            (3,777)              (22,559)              5,397

Interest expense, net                                         (969)              (419)               (3,109)             (2,028)
Non-cash interest expense on convertible debt                 (543)               ---                (1,735)                ---
Other income (expense) - net                                   169              1,944                (4,534)                484
                                                   ----------------    ---------------    ------------------    ----------------
         Income (loss) before income taxes and
         minority interest                                 (16,016)            (2,252)              (31,937)              3,853

Provision for income taxes                                    (860)              (903)                 (471)             (3,006)
                                                   ----------------    ---------------    ------------------    ----------------
Earnings (loss) before minority interest                   (16,876)            (3,155)              (32,408)                847
Minority interest in (income) loss of
subsidiaries                                                   138              (152)                1,331                (367)
                                                   ----------------    ---------------    ------------------    ----------------
         Net earnings (loss)                              $(16,738)           $(3,307)             $(31,077)               $480
                                                   ================    ===============    ==================    ================
Basic earnings (loss) per share
 of common stock                                            $(0.24)            $(0.05)               $(0.48)              $0.01
                                                   ================    ===============    ==================    ================
Diluted earnings (loss) per share
 of common stock                                            $(0.24)            $(0.05)               $(0.48)              $0.01
                                                   ================    ===============    ==================    ================

Weighted average shares outstanding:

          Basic                                         68,876,094         59,071,451             64,881,661         58,074,724
          Diluted                                       68,876,094         59,071,451             64,881,661         63,885,536



SELECTED BALANCE SHEET DATA:                   December 31,        December 31,
                                               ------------        ------------
                                                   2002                2001
                                                   ----                ----
Working capital  (Deficiency)                    $(27,352)           $(1,319)
Total assets                                       75,603              92,983
Long-term obligations                              21,700              22,475
Total liabilities                                  71,126              49,491
Minority interest                                      15               5,117
Accumulated deficit                               (50,490)            (19,413)
Stockholders' equity                                4,462              38,375


                                            ###



FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588